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                                                                 Exhibit 23(a)


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


   As independent public accountants, we hereby consent to the use of our reports dated November 14, 1997 (except with respect to the matters discussed in Notes 6 and 11 as to which the date is December 29, 1997) and to all references to our Firm included in or made a part of this registration statement.



Arthur Andersen LLP


Boston, Massachusetts
May 22, 1998